Exhibit 4.4

PROFOUND MEDICAL CORP.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE

HELD ON JUNE 13, 2019

AND

MANAGEMENT INFORMATION CIRCULAR

DATED AS OF MAY 6, 2019

PROFOUND MEDICAL CORP.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT an annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Common Shares”) in the capital of Profound Medical Corp. (the “Corporation”) will be held at 2400 Skymark Avenue, Unit 6, Mississauga, Ontario, L4W 5K5, on Thursday, June 13, 2019 at 10:00 a.m. (Toronto time) for the following purposes:

1.	to receive the audited financial statements of the Corporation for the financial year ended December 31, 2018 and the accompanying report of the auditors thereon;

2.	to elect the directors of the Corporation for the ensuing year;

3.	to consider and, if deemed fit, approve an ordinary resolution approving all unallocated options under the Corporation’s share option plan;

4.	to consider and, if deemed fit, approve a special resolution authorizing the board of directors of the Corporation to amend the articles of the Corporation to effect a consolidation of all of the issued and outstanding Common Shares, such that the trading price of the post consolidation Common Shares is in the range of US$12.00 to US$20.00 per post-consolidation Common Share (or such other consolidation ratio that will permit the Corporation to qualify for a potential secondary listing on the NASDAQ Stock Market LLC);

5.	to appoint the auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix the auditors’ remuneration;

6.	to transact such other business as may be properly brought before the Meeting or any postponement or adjournment thereof.

Shareholders should refer to the accompanying management information circular for more detailed information with respect to the matters to be considered at the Meeting.

Only Shareholders of record as of May 7, 2019 are entitled to notice of the Meeting and to vote at the Meeting and at any postponement or adjournment thereof.

If you are a registered Shareholder and are unable to attend the Meeting in person, please date and execute the accompanying form of proxy and return it to TSX Trust Company either in person, or by mail or courier, to 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1 or via the internet at www.voteproxyonline.com by no later than by 10:00 a.m. on Tuesday, June 11, 2019, or if the Meeting is adjourned or postponed, at least 48 hours, excluding Saturdays, Sundays and holidays, prior to any such adjournment or postponement. If you receive more than one form of proxy because you own Common Shares registered in different names or addresses, each form of proxy should be completed and returned.

If you are not a registered Shareholder and receive these materials through your broker or through another intermediary, please complete and return the accompanying voting instruction form in accordance with the instructions provided to you by your broker or by the other intermediary.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Arun Menawat”

Arun Menawat

Director and Chief Executive Officer

May 6, 2019

i

PROFOUND MEDICAL CORP.

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This management information circular (this “Circular”) is provided in connection with the solicitation of proxies by the management of Profound Medical Corp. (the “Corporation” or “Profound”) for use at the annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Common Shares”) in the capital of the Corporation. The Meeting will be held on Thursday, June 13, 2019 at 10:00 a.m. (Toronto time) at 2400 Skymark Avenue, Unit 6, Mississauga, Ontario, L4W 5K5, or at such other time or place to which the Meeting may be adjourned, for the purposes set forth in the notice of annual and special meeting accompanying this Circular (the “Notice”). Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally or by telephone, facsimile or other means of electronic communication. In accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Corporation.

These securityholder materials are being sent to both registered and non-registered (beneficial) owners of the securities. If you are a non-registered owner and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings or securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

Accompanying this Circular (and filed with applicable securities regulatory authorities) is a form of proxy for use at the Meeting. Each Shareholder who is entitled to attend the Meeting is encouraged to participate in the Meeting and Shareholders are urged to vote on matters to be considered in person or by proxy.

Unless otherwise stated, the information contained in this Circular is given as of May 6, 2019. All time references in this Circular are references to Toronto time. All amounts referred to in this Circular are presented in Canadian dollars, unless otherwise stated.

APPOINTMENT AND REVOCATION OF PROXIES

Registered Shareholders

Appointment of Proxies

Those Shareholders who wish to be represented at the Meeting by proxy must complete and deliver a proper form of proxy to TSX Trust Company (the “Transfer Agent”) either in person, or by mail or courier, to 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1 or via the internet at www.voteproxyonline.com.

The persons named as proxyholders in the form of proxy accompanying this Circular are designated by management of the Corporation and are representatives of the Corporation’s management for the Meeting. A Shareholder who wishes to appoint some other person (who need not be a Shareholder) to attend and act for and on such Shareholder’s behalf at the Meeting other than the management nominees designated in the form of proxy may do so by either: (i) crossing out the names of the management nominees AND legibly printing the other person’s name in the blank space provided in the accompanying form of proxy; or (ii) completing another valid form of proxy. In either case, the completed form of proxy must be delivered to the Transfer Agent at the place and within the time specified herein for the deposit of proxies. A Shareholder who appoints a proxy who is someone other than the management representatives named in the form of proxy should notify the nominee of the appointment, obtain the nominee’s consent to act as proxy and provide instructions on how the Common Shares are to be voted. The nominee should bring personal identification to the Meeting. In any case, the form of proxy should be dated and executed by the Shareholder or an attorney authorized in writing, with proof of such authorization attached (where an attorney executed the proxy form).

In order to validly appoint a proxy, the form of proxy must be received by the Transfer Agent (the address is stated above or in the form of proxy) by 10:00 a.m. (Toronto time) on Tuesday, June 11, 2019, or if the Meeting is adjourned or postponed, at least 48 hours, excluding Saturdays, Sundays and holidays, prior to any such adjournment or postponement. After such time, the Chair of the Meeting may accept or reject a form of proxy delivered to him in his discretion but is under no obligation to accept or reject any particular late form of proxy.

Revocation of a Proxy

A Shareholder who has validly given a proxy may revoke it for any matter upon which a vote has not already been cast by the proxyholder appointed therein. In addition to revocation in any other manner permitted by law, a proxy may be revoked with an instrument in writing signed and delivered to either the registered office of the Corporation or the Transfer Agent, 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1, at any time up to and including the last business day preceding the date of the Meeting, or any postponement or adjournment thereof at which the proxy is to be used, or deposited with the Chair of such Meeting on the day of the Meeting, or any adjournment or postponement thereof. The document used to revoke a proxy must be in writing and completed and signed by the Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

Signature on Proxies

The form of proxy must be executed by the Shareholder or his or her duly appointed attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer whose title must be indicated. A form of proxy signed by a person acting as attorney or in some other representative capacity should indicate that person’s capacity (following his or her signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has been previously filed with the Corporation).

Voting of Proxies

Each Shareholder may instruct his, her or its proxy how to vote his, her or its Common Shares by completing the blanks on the form of proxy.

The Common Shares represented by the enclosed form of proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. If a Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. In the absence of such direction, such Common Shares will be voted FOR the resolutions described in the form of proxy and below.

The accompanying form of proxy confers discretionary authority upon the persons named therein to vote on any amendments or variations to matters identified in the Notice and with respect to such other business or matters which may properly come before the Meeting or any adjournment or postponement thereof. As of the date hereof, management of the Corporation knew of no such amendments or variations or other matters to come before the Meeting.

Beneficial (Non-Registered) Shareholders

The information set forth in this section is of importance to many Shareholders, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who hold their Common Shares through depositories (e.g. CDS & Co., the registration name for CDS Clearing and Depository Services Inc.), brokers, intermediaries, trustees or other persons, or who otherwise do not hold their Common Shares in their own name (referred to in this Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders who are registered Shareholders (that is, shareholders whose names appear on the records maintained by the Transfer Agent as registered holders of Common Shares) will be recognized and acted upon at the Meeting.

Without specific instructions, brokers (or their agents and nominees) are prohibited from voting shares for the broker’s clients. Subject to the following discussion in relation to NOBOs (as defined herein), the Corporation does not know for whose benefit the Common Shares registered in the name of CDS & Co., a broker or another nominee, are held.

There are two categories of Beneficial Shareholders for the purposes of applicable securities regulatory policy in relation to the mechanism of dissemination to Beneficial Shareholders of proxy-related materials and other securityholder materials and to request voting instructions from such Beneficial Shareholders. Non-objecting beneficial owners (“NOBOs”) are Beneficial Shareholders who have advised their intermediary (such as brokers or other nominees) that they do not object to their intermediary disclosing ownership information to the Corporation, consisting of their name, address, e-mail address, securities holdings and preferred language of communication. Securities legislation restricts the use of that information to matters strictly relating to the affairs of the Corporation. Objecting beneficial owners (“OBOs”) are Beneficial Shareholders who have advised their intermediary that they object to their intermediary disclosing such ownership information to the Corporation.

In accordance with the requirements of NI 54-101, the Corporation is sending the Notice, this Circular and a voting instruction form or a form of proxy, as applicable (collectively, the “Meeting Materials”), directly to NOBOs and indirectly, through intermediaries, to OBOs. NI 54-101 permits the Corporation, in its discretion, to obtain a list of its NOBOs from intermediaries and use such NOBO list for the purpose of distributing the Meeting Materials directly to, and seeking voting instructions directly from, such NOBOs. As a result, the Corporation is entitled to deliver Meeting Materials to Beneficial Shareholders in two manners: (a) directly to NOBOs and indirectly through intermediaries to OBOs; or (b) indirectly to all Beneficial Shareholders through intermediaries. In accordance with the requirements of NI 54-101, the Corporation is sending the Meeting Materials directly to NOBOs and indirectly, through intermediaries, to OBOs. The Corporation will pay the fees and expenses of intermediaries for their services in delivering Meeting Materials to OBOs in accordance with NI 54-101.

The Corporation has used a NOBO list to send the Meeting Materials directly to those NOBOs whose names appear on that list. If the Corporation has sent these materials directly to a NOBO, such NOBO’s name and address and information about its holdings of Common Shares have been obtained from the intermediary holding such shares on the NOBO’s behalf in accordance with applicable securities regulatory requirements. As a result, any NOBO of the Corporation can expect to receive a voting instruction form from the Transfer Agent. NOBOs should complete and return the voting instruction form to the Transfer Agent in the envelope provided. The Transfer Agent will tabulate the results of voting instruction forms received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by such voting instruction forms.

Applicable securities regulatory policy requires intermediaries, on receipt of Meeting Materials that seek voting instructions from Beneficial Shareholders indirectly, to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings on Form 54-101F7 – Request for Voting Instructions Made by Intermediary (“Form 54-101F7”). Every intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting or any adjournment or postponement thereof. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder. Beneficial Shareholders who wish to appear in person and vote at the Meeting should be appointed as their own representatives at the Meeting in accordance with the directions of their intermediaries and Form 54-101F7. Beneficial Shareholders can also write the name of someone else whom they wish to attend at the Meeting and vote on their behalf. Unless prohibited by law, the person whose name is written in the space provided in Form 54-101F7 will have full authority to present matters to the Meeting and vote on all matters that are presented at the Meeting, even if those matters are not set out in Form 54-101F7 or this Circular.

The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a voting instruction form in lieu of the form of proxy. Beneficial Shareholders are requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Broadridge will then provide aggregate voting instructions to the Transfer Agent, which tabulates the results and provides appropriate instructions respecting the voting of shares to be represented at the Meeting or any adjournment or postponement thereof. By choosing to send the Meeting Materials to NOBOs directly, the Corporation (and not the intermediary holding Common Shares on your behalf) has assumed responsibility for (i) delivering these materials to you; and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

All references to Shareholders in this Circular and the accompanying form of proxy and Notice are to registered Shareholders unless specifically stated otherwise.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Shareholders of record as of May 7, 2019 are entitled to receive notice of and to attend and vote at the Meeting. As at the date hereof, the Corporation had 108,054,939 issued and outstanding Common Shares. Each Common Share entitles the holder to one vote in respect of any matter that may come before the Meeting.

Pursuant to the by-laws of the Corporation, a quorum is present at the Meeting if two or more voting persons are present in person and authorized to cast in the aggregate not less than 10% of the total number of votes attaching to all Common Shares.

To the knowledge of the directors and officers of the Corporation, as at the date hereof, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding Common Shares other than:

Name	Number of Common Shares Owned or Controlled	Percent of Outstanding Common Shares
BDC Capital Inc. (“BDC Capital”)	13,441,792	12.4%
Genesys Ventures II LP (“Genesys”)	13,328,144	12.3%
Gagnon Securities LLC	11,305,534	10.46%

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No directors or officers of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any associate or affiliate of any one of them, is or was indebted, directly or indirectly, to the Corporation or its subsidiaries at any time since the beginning of the last completed financial year of the Corporation.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed in this Circular, no director or officer of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any other insider of the Corporation, nor any associate or affiliate of any one of them, has or has had, at any time since the beginning of the last completed financial year of the Corporation, any material interest, direct or indirect, in any transaction or proposed transaction that has materially affected or would materially affect the Corporation.

On March 20, 2018, Genesys, of which entity Mr. Lamb is an officer, purchased 1,500,000 units (“Units”) of the Corporation at a price of $1.00 per Unit for total consideration of $1,500,000 pursuant to a bought deal financing. Each Unit consisted of one Common Share and one-half of one warrant, with each whole warrant entitling the holder to acquire one Common Share at a price of $1.40 per Common Share until the date that is 60 months from the closing of the bought deal financing. Genesys acquired the Units for investment purposes.

MATTERS TO BE CONSIDERED AT THE MEETING

Financial Statements

The audited financial statements of the Corporation and the auditors’ report thereon as at and for the financial year ended December 31, 2018 (the “Financial Statements”) will be placed before the Shareholders at the Meeting, but no vote by the Shareholders with respect thereto is required or proposed to be taken in respect of the Financial Statements. The Financial Statements were audited by PricewaterhouseCoopers LLP of Toronto, Ontario and are available under the Corporation’s profile on SEDAR, online at www.sedar.com.

Election of Directors

At the Meeting, Shareholders are required to elect the directors of the Corporation to hold office until the next annual meeting of Shareholders or until the successors of such directors are elected or appointed. Shareholders will be asked to vote on the election of six directors at the Meeting, as further described below.

The persons designated as proxyholders in the accompanying form of proxy (absent contrary directions) intend to vote FOR the election of the directors as set forth above. The Corporation does not contemplate that any of such nominees will be unable to serve as directors; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies held by the persons designated as proxyholders in the accompanying form of proxy will be voted for another nominee in their discretion unless the Shareholder has specified in his or her form of proxy that his or her Common Shares are to be withheld from voting in the election of directors.

The board of directors of the Corporation (the “Board”) has adopted a policy that entitles each Shareholder to vote for each nominee on an individual basis. In addition, the Board has adopted a policy stipulating that if the votes in favour of the election of a director nominee at the Meeting represent less than a majority (50% + 1 vote) of the Common Shares voted and withheld, the nominee shall, immediately following the Meeting, submit his or her resignation to the Board for consideration. The Human Resources and Corporate Governance Committee shall consider and recommend to the Board whether or not to accept the resignation. The Board will accept the resignation absent exceptional circumstances which would warrant the applicable director continuing to serve on the Board. The Board will determine whether or not to accept the resignation within 90 days following the applicable annual meeting. A press release disclosing the Board’s determination (and the reasons for rejecting the resignation, if applicable) shall be issued promptly following such determination. The nominee will not participate in any Human Resources and Corporate Governance Committee or Board deliberations on the resignation offer. The policy does not apply in circumstances involving contested elections.

The following table sets forth the name of each of the persons proposed to be nominated for election as a director of the Corporation, all positions and offices in the Corporation presently held by such nominees, the nominees’ municipality, province or state and country of residence, principal occupation within the five preceding years, the period during which the nominees have served as directors, and the number and percentage of Common Shares and Options (as defined herein) beneficially owned by the nominees, directly or indirectly, or over which control or direction is exercised. Mr. Damian Lamb, Mr. William Curran and Ms. Samira Sakhia are not standing for re-election to the Board.

			Number and	Number and
			Percentage of	Percentage of
	Positions with the		Common	Options
	Corporation and		Shares	Beneficially
	Date First		Beneficially	Owned or
	Appointed to the		Owned or	Controlled
Name, Age and Residence	Board	Principal Occupation	Controlled
Jean-François Pariseau(3) Age: 49 Montréal, Québec, Canada	Director June 4, 2015	Co-Founder and Partner at Amplitude Ventures (since July 2018); Partner, BDC Capital Healthcare Fund, a venture capital company (since July 2001 to June 2018).	13,441,792(1) 12.4%
Arun Menawat Age: 64 Oakville, Ontario, Canada	Chief Executive Officer and Director June 4, 2015	Chief Executive Officer and Director of the Corporation (since August 2016); President and Chief Executive Officer of Novadaq Technologies Inc. (from 2003 to 2016).	968,000 0.82%	2,765,279 2.35%
Kenneth Galbraith(2)(4) Age: 56 Vancouver, British Columbia, Canada	Director January 17, 2017	Founder of Five Corners Capital, a venture capital management company (since 2013).		49,500 0.04%
Arthur Rosenthal(3)(5) Age: 72 Oro Valley, Arizona, USA	Director June 14, 2018	Professor of Practice in the Biomedical Engineering Department at Boston University (since 2010); Chief Executive Officer of gEyeCue, Ltd., a medical technology company (since 2011).		33,000 0.03%
Brian Ellacott(2) Age: 62 Sanibel Island, Florida, USA	Director June 14, 2018	Chief Executive Officer Belmont Instrument Corporation, a medical device company (since 2017); President and Chief Executive Officer Laborie Medical Technologies, a medical device company (from 2013 to 2017).		33,000 0.03%
Linda Maxwell Age: 44 Toronto, Ontario, Canada	Director October 9, 2018	Executive Director Ryerson University (since June 2015); Technology Transfer Manager University of Oxford (from June 2013 to July 2014)		33,000 0.03%

Notes:

(1)       The Common Shares are controlled and held by BDC Capital.

(2)       Member of the Audit Committee.

(3)       Member of the Human Resources and Corporate Governance Committee.

(4)       Chair of the Audit Committee.

(5)       Chair of the Human Resources and Corporate Governance Committee.

Director Biographies

Jean-François Pariseau – Director – Mr. Pariseau is co-founder and Partner at Amplitude Ventures. Amplitude Ventures is a capital catalyst for highly innovative companies at the point of value acceleration. Amplitude Ventures works with Canada’s most promising healthcare companies, with a shared vision of bringing groundbreaking technologies to patients. Amplitude Ventures is focused on building world-class Canadian companies in precision medicine and next-generation medical devices. Before co-founding Amplitude Ventures, Jean-Francois was Partner at the Healthcare Fund of BDC Capital and an investment manager with CDP Capital Technology Ventures, a $2 billion global fund investing in healthcare, information technology and advanced technologies, where he was responsible for healthcare investments in Canada and the United States. Prior to joining the investment world, Jean-Francois was CEO of a consulting company specializing in regulatory affairs, and VP, R&D for a pharmaceutical-product distribution company, both of which he founded. Mr. Pariseau holds a Bachelor of Science in Biotechnology from Université de Sherbrooke, a Master of Science in Biomedical Sciences from Université de Montréal, and an MBA from HEC Montréal.

Arun Menawat – Chief Executive Officer and Director – Dr. Menawat has an accomplished history of executive leadership success in the healthcare industry. Prior to joining Profound, he served as the Chairman, President and CEO of Novadaq Technologies Inc., a TSX and NASDAQ listed company that marketed medical imaging and therapeutic devices for use in the operating room, since April 2003. Previously, he was President and Chief Operating Officer and Director of another publicly listed medical imaging software company, Cedara Software. His educational background includes a Bachelor of Science in Biology, University of District of Columbia, Washington, District of Columbia, and a Ph.D. in Chemical Engineering, from the University of Maryland, College Park, MD, including graduate research in Biomedical Engineering from the National Institute of Health, Bethesda, MD. He also earned an Executive MBA from the J.L. Kellogg School of Management, Northwestern University, Evanston, Illinois.

Kenneth Galbraith – Director – Mr. Galbraith is an accomplished life sciences industry veteran with over 25 years of experience acting as an executive, director, investor and advisor to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith joined Ventures West as a General Partner in 2007 and led the firm’s biotechnology practice prior to founding Five Corners Capital in 2013 to continue management of the Ventures West investment portfolio. Previously, he served as the Chairman and Interim CEO of AnorMED until its sale to Genzyme Corp. in a cash transaction worth almost US$600 million. Starting his career in the life sciences sector in 1987, Mr. Galbraith spent 13 years in senior management with QLT Inc., retiring in 2000 from his position as Executive VP and CFO when QLT Inc.’s market capitalization exceeded US$5 billion. He has served on the board of directors of several public and private companies, including Angiotech Pharmaceuticals, Arbutus Biopharma and Cardiome Pharma. Mr. Galbraith currently serves on the board of directors of Macrogenics and Prometic Life Sciences. Mr. Galbraith earned a Bachelor of Commerce (Honors) degree from the University of British Columbia in 1985 and was appointed a Fellow of the Chartered Accountants of British Columbia in 2013.

Arthur L. Rosenthal – Director – Dr. Rosenthal is director and Chair of Compensation Committee for LivaNova PLC, a UK global medical technology company. Prior, Dr. Rosenthal served on the Cyberonics board of directors as a non-executive director and Chair of the Compensation Committee from January 2007 to October 2015. Since June 2010, Dr. Rosenthal has served as Professor of Practice in the Biomedical Engineering Department at Boston University. Since December 2011, Dr. Rosenthal has also served as CEO of gEyeCue, Ltd., which he co-founded, a development stage medical device company working on a guided biopsy for lower and upper gastrointestinal cancer screening. From June 2011 until July 2012, Dr. Rosenthal served as executive vice chairman of Cappella Medical Devices Ltd. (now ArraVasc Ltd.), a development-stage company focused on novel device solutions for coronary artery disease. From June 2009 until June 2011, Dr. Rosenthal served as President and CEO of Cappella, Inc. Dr. Rosenthal served as chairman, from January 2002, and CEO, commencing in January 2005, of Labcoat, Ltd. until its acquisition by Boston Scientific Corporation in December 2008. From January 1994 to May 2000, Dr. Rosenthal was a Senior Vice President, Corporate Officer, and Chief Development Officer of Boston Scientific, and from May 2000 until his retirement in January 2005, he was a Senior Vice President, Chief Scientific Officer, and Executive Committee Member of Boston Scientific. From 2000 until 2010, Dr. Rosenthal served as a non-executive director, and from 2006 through 2009, as chairman of the Remuneration Committee, of Renovo, Ltd., a U.K. based pharmaceutical company that became publicly traded in 2006. In July 2009, Dr. Rosenthal joined the board of Interface Biologics, Inc., a Toronto-based development stage company focused on drug delivery devices, as a non-executive director. In April 2011, Dr. Rosenthal was elected Chairman at Interface Biologics, Inc. From April 2013 to May 2015, Dr. Rosenthal served as non-executive director and Member of the Compensation Committee of Arch Technologies, Inc. and is currently and member of Arch’s Clinical Advisory Board. In 2015, Dr. Rosenthal was appointed to the Industrial Advisory Committee, CURAM (National University in Galway, Ireland). Dr. Rosenthal is a Fellow of the American Institute of Medical and Biological Engineering since 2003.

Brian Ellacott – Director – Mr. Ellacott is an experienced global medical device executive. Mr. Ellacott joined Belmont Instrument as Chief Executive Officer in December 2017. Belmont Instrument is a Boston based private equity owned medical device company with a leading global position in fluid warming and infusion systems. Prior to Belmont Instrument, Mr. Ellacott was the President and CEO of Laborie Medical Technologies (“Laborie”). Laborie is a Urology and Gastroenterology medical device company based in Toronto with manufacturing facilities in Toronto, Montreal, Enschede NL, Attikon Switzerland and Portsmouth New Hampshire. Mr. Ellacott joined private equity owned Laborie as President and CEO in July 2013 and in four years completed 14 global acquisitions tripling Laborie’s revenue and increasing EBITDA eight fold. The company was ranked as one of the fastest growing and most profitable medical device companies in the world. Prior to joining Laborie, Mr. Ellacott served as Executive Vice President and General Manager of Invacare’s (NYSE:IVC) $1 billion North and South American homecare and rehabilitation business. Mr. Ellacott has also held executive positions with Baxter International and American Hospital Supply, with assignments in Canada, Australia and the United States. Mr. Ellacott serves on the board of Belmont and is the past Chairman of the board of the Canadian Assistive Devices Association. Mr. Ellacott holds a Bachelor of Business Administration Degree from Laurier University, Waterloo, Ontario, Canada and is a dual United States and Canadian citizen.

Linda Maxwell – Director – Dr. Maxwell, a seasoned surgeon and entrepreneur, is the Founding and Executive Director of the Biomedical Zone, a business incubator for emerging health technology companies. It is an innovative strategic partnership between St. Michael’s Hospital and Ryerson University. Under Dr. Maxwell’s stewardship, the Biomedical Zone has gone from concept to creation to going concern, supporting Toronto’s leading health technology businesses and driving disruption and innovation adoption in the clinical setting. Dr. Maxwell’s breadth of experience and scope of expertise is founded on over a decade and a half as an accomplished head and neck/facial plastic surgeon. Her academic medical career is distinguished by university appointments as a clinical instructor, medical school faculty member, and published scientific author. A frequent public speaker and panelist, Dr. Maxwell has addressed national and international communities on scientific research, innovation, and entrepreneurship. Additionally, Dr. Maxwell has worked internationally as a senior tech transfer manager and partnership leader for innovation and commercialization for the National Health Service and University of Oxford. She also worked for Medtronic on business strategy for South America (Brazil) and continues to consult to Medtronic on international clinical trials as an external medical monitor. In addition to her professional endeavors, Dr. Maxwell is a member of the Institute of Corporate Directors. She serves as a director for Profound Medical, MedicAlert Foundation Canada and the Economic Club of Canada. She serves as an innovation and health technology subject matter expert for the Federal government’s Canadian Space Agency, Canadian Medical Association, and the Ontario Chief Innovation Strategist. Dr. Maxwell earned a Bachelor’s degree with honors from Harvard University (Biology, cum laude), M.D. from Yale University, and M.B.A. from University of Oxford. She completed six years of residency and fellowship training in surgery at the University of Toronto. Additionally, Dr. Maxwell successfully completed the Royal College of Canada, American College of Surgery, and American Board of Facial Plastic Reconstructive Surgery certifications.

Cease Trade Orders, Bankruptcies and Penalties

No proposed director is, or has been, within the 10 years prior to the date hereof, a director, chief executive officer or chief financial officer of any company that:

(a)	was the subject of a cease trade or similar order, or an order that denied such company access to any exemptions under applicable securities legislation for a period of more than 30 consecutive days that was issued while the proposed director was acting as director, chief executive officer or chief financial officer; or

(b)	was the subject of a cease trade or similar order, or an order that denied such company access to any exemptions under applicable securities legislation for a period of more than 30 consecutive days that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No proposed director is, or has been within the 10 years prior to the date hereof a director or executive officer of any other issuer that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

No proposed director has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

No proposed director has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable securityholder in deciding whether to vote for the proposed director.

Approval of Unallocated Options

General

Section 613(a) of the TSX Company Manual provides that every three years after the institution of a security based compensation arrangement, all unallocated rights, options or other entitlements under such arrangement which does not have a fixed maximum number of securities issuable thereunder, must be approved by a majority of the issuer’s directors and by the issuer’s security holders. As the Corporation’s amended and restated share option plan (the “Share Option Plan”) is considered to be a security based compensation arrangement and as the maximum number of Common Shares issuable pursuant to the Share Option Plan is not a fixed number, but is instead equal to 13% of the outstanding Common Shares, approval is being sought at the Meeting to approve the grant of unallocated options (“Options”) under the Share Option Plan. Options are considered to be “allocated” under the Share Option Plan when issued and Options which remain available for grant under the Share Option Plan are referred to as “unallocated”.

As at the date of this Circular, there were 5,409,779 Options issued and outstanding, representing approximately 5.0% of the outstanding Common Shares. Accordingly, 8,637,363 Options remain unallocated and available for grant under the Share Option Plan, representing approximately 7.99% of the outstanding Common Shares. The terms of the Share Option Plan are fully described in this Circular under the heading “Statement of Executive Compensation – Share Option Plan”.

Shareholder Approval

At the Meeting, Shareholders will be asked to pass the following ordinary resolution approving the unallocated Options issuable pursuant to the Share Option Plan:

“BE IT RESOLVED THAT:

1.	all unallocated options under the share option plan of the Corporation are hereby approved;

2.	the Corporation shall have the ability to continue granting options under the share option plan of the Corporation until June 13, 2022, being the date that is three years from the date hereof; and

3.	any one director or officer of the Corporation is hereby authorized and directed for and in the name of and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in order to carry out the terms of this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of any such act or thing.”

If approval is obtained at the Meeting, the Corporation will not be required to seek further approval of the grant of unallocated Options under the Share Option Plan until June 13, 2022. If approval is not obtained at the Meeting, Options which have not been allocated as of June 13, 2019, and Options which are outstanding as of June 13, 2019, and which are subsequently cancelled, terminated or exercised, will not be available for a new grant of Options under the Share Option Plan. Previously allocated Options will continue to be unaffected by the approval or disapproval of the resolution. If approval is not obtained at the Meeting, the Board will have to consider alternate forms of performance based compensation, including additional cash bonuses, a share appreciation plan or other means in order to attract and retain qualified personnel.

Recommendation of the Board

The Board unanimously recommends that Shareholders vote FOR the foregoing resolution.

The persons designated as proxyholders in the accompanying form of proxy (absent contrary directions) intend to vote FOR the foregoing resolution.

Approval of Consolidation

General

The Board, in collaboration with the management, has been studying the potential benefits of a secondary listing on the NASDAQ Stock Market LLC (“NASDAQ”). Based on the stage of development of the Corporation, management’s observations regarding the market for peers of the Corporation whose securities are listed on a stock exchange in the United States and discussions with both United States-based financial advisers, the Corporation believes that there are potential benefits of a NASDAQ listing, including: (i) a greater average daily trading volume; (ii) additional coverage of Profound from United States analysts; (iii) the interest of a greater number of United States retail and institutional investors; and (iv) a potential increase in valuation.

To be accepted for listing on NASDAQ, the Corporation must meet a variety of requirements, one of which requires a minimum trading price of US$2.00, US$3.00 or US$4.00 per Common Share depending on a number of other listing requirements required to be met by the Corporation. In order to meet this minimum trading price requirement, the Corporation is contemplating a possible consolidation of the Common Shares (the “Consolidation”) in coordination with a NASDAQ listing. In evaluating the Consolidation ratio, the Board will also take into consideration the expectations of investors for a company with a market capitalization and maturity similar to Profound.

Accordingly, at the Meeting, Shareholders will be asked to consider a special resolution authorizing the Board to amend the articles of the Corporation to effect a consolidation of all of the issued and outstanding Common Shares, such that the trading price of the post-Consolidation Common Shares is in the range of US$12.00 to US$20.00 per post-Consolidation Common Share (or such other Consolidation ratio that will permit the Corporation to qualify for a potential secondary listing on the NASDAQ).

For illustrative purposes, should the trading price of the Common Shares prior to the Consolidation be US$0.62 (being the U.S. dollar equivalent of a price of $0.83 per Common Share, converted on the basis of an exchange rate of US$1.00 for $1.33), in order to attain a share price of US$12.00 per post-Consolidation Common Share, the Consolidation would need to be effected at a consolidation ratio of 19.36 for 1.

Although Shareholder approval for the Consolidation is being sought at the Meeting, the Consolidation would become effective at a date in the future to be determined by the Board if and when it is considered to be in the best interest of the Corporation to implement the Consolidation to enable a NASDAQ listing. The Board may determine not to implement the Consolidation at any time after the Meeting without further action on the part of or notice to the Shareholders.

Principal Effects of the Consolidation

The principal effects of the Consolidation include the following:

(a)	the fair market value of each Common Share may increase and will, in part, form the basis upon which further Common Shares or other securities of the Corporation will be issued;

(b)	the number of issued and outstanding Common Shares will be significantly reduced from 108,054,939 pre-Consolidation Common Shares to approximately 5,581,350 and 3,349,709 post-Consolidation Common Shares, depending on the ratio selected by the Board;

(c)	the exercise prices and the number of Common Shares issuable upon the exercise or deemed exercise of any warrants of the Corporation will be automatically adjusted based on the Consolidation ratio selected by the Board;

(d)	the exercise prices and the number of Common Shares issuable upon the exercise of any Options will be automatically adjusted based on the Consolidation ratio selected by the Board in order to preserve proportionately the rights and obligations of the optionees; and

(e)	as the Corporation currently has an unlimited number of Common Shares authorized for issuance, the Consolidation will not have any effect on the number of Common Shares of the Corporation available for issuance.

Risks Associated with the Consolidation

There can be no assurance that the market price of the post-Consolidation Common Shares will increase as a result of the Consolidation. The marketability and trading liquidity of the post-Consolidation Common Shares may not improve. The Consolidation may result in some Shareholders owning “odd lots” of less than 100 Common Shares which may be more difficult for such Shareholders to sell or which may require greater transaction costs per Common Share to sell. Furthermore, there can be no assurance that a NASDAQ listing will be pursued by the Corporation and, if pursued, whether the Corporation will be accepted for listing, and if accepted for listing, whether the Corporation will realize the aforementioned potential benefits of a NASDAQ listing.

Effect on Fractional Share

No fractional Common Shares will be issued in connection with the Consolidation and, in the event that a Shareholder would otherwise be entitled to receive a fractional Common Share upon the Consolidation, the number of Common Shares to be received by such Shareholder will be rounded to the nearest whole number of Common Shares such that fractions equal to or greater than 0.5 will be rounded up, and if the fractional entitlement is less than 0.5, will be rounded down.

Effect on Share Certificate

If the Consolidation is implemented by the Board, following the announcement by the Corporation of the effective date of the Consolidation, registered Shareholders will be sent a letter of transmittal by the Transfer Agent containing instructions on how to exchange their share certificates representing pre-Consolidation Common Shares for new share certificates representing post-Consolidation Common Shares. Beneficial Shareholders holding Common Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Consolidation than those that will be put in place by the Corporation for the registered Shareholders.

To be effective, the Business Corporations Act (Ontario) requires that the Consolidation be approved by a special resolution of the Shareholders, being a majority of not less than two-thirds (2/3) of the votes cast by Shareholders present in person or by proxy at the Meeting. In addition to the approval of the Shareholders, the Consolidation requires regulatory approvals, including the approval of the Toronto Stock Exchange (“TSX”).

Shareholder Approval

At the Meeting, Shareholders will be asked to pass the following special resolution approving the proposed Consolidation:

“BE IT RESOLVED THAT:

1.	pursuant to the Business Corporations Act (Ontario) (the “OBCA”), the articles of Profound Medical Corp. (the “Corporation”) be amended to consolidate all of the issued and outstanding common shares (the “Common Shares”), on the basis of a consolidation ratio to be selected by the board of directors of the Corporation (the “Board”), in its sole discretion, provided that the trading price of the post-consolidation Common Shares is in the range of US$12.00 to US$20.00 per post-consolidation Common Share (or such other consolidation ratio that will permit the Corporation to qualify for a potential secondary listing on the NASDAQ Stock Market LLC), effective as at the discretion of the Board;

2.	the Board be and is hereby authorized to revoke, without further approval of the shareholders, this special resolution at any time prior to the completion thereof, notwithstanding the approval by the shareholders of same, if determined, in the Board’s sole discretion to be in the best interest of the Corporation; and

3.	any director or officer of the Corporation is hereby authorized to execute or cause to be executed and to deliver or cause to be delivered, all such certificates, instruments, agreements, notices and other documents and to do or cause to be done all such other acts and things as such director or officer may determine to be necessary or desirable in order to carry out the intent of this resolution, including but not limited to, the filing of articles of amendment under the OBCA, such determination to be conclusively evidenced by the execution and delivery of such documents and other instruments or the doing of any such act or thing.”

Recommendation of the Board

The Board unanimously recommends that Shareholders vote FOR the foregoing resolution.

The persons designated as proxyholders in the accompanying form of proxy (absent contrary directions) intend to vote FOR the foregoing resolution.

Appointment of Auditor

At the Meeting, the Shareholders are required to appoint the auditors of the Corporation. Shareholders will be asked to vote on the appointment of PricewaterhouseCoopers LLP and to authorize the Board to fix their remuneration. PricewaterhouseCoopers LLP was first appointed as the auditors of the Corporation on June 22, 2015.

The persons designated as proxyholders in the accompanying form of proxy (absent contrary directions) intend to vote FOR the appointment of the auditors as set forth above.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

Profound has relied on the experience of the Board and the Human Resources and Corporate Governance Committee in setting executive compensation. In considering compensation awards, the Human Resources and Corporate Governance Committee has considered the skill level of its executives as well as comparable levels of compensation for individuals with similar capabilities and experience. In regard to Profound’s current executive compensation arrangements, the Human Resources and Corporate Governance Committee has considered such factors as Profound’s current financial situation, the estimated financial situation of Profound in the mid-term and the need to attract and retain the key executives necessary for Profound’s long term success. The Human Resources and Corporate Governance Committee has determined that at this stage of Profound it is appropriate that compensation be in the form of base salary, Options, a potential bonus award and certain benefits plans.

Profound has established a Human Resources and Corporate Governance Committee, comprised of four independent directors, which oversees the Corporation’s remuneration policies and practices. The principal responsibilities of the Human Resources and Corporate Governance Committee include:

(a)	with respect to human resources: (i) assist the Board in ensuring that the necessary policies and processes are in place by which all employees of the Corporation, with special attention to the executive group, will be fairly and competitively compensated; and (ii) produce a report on executive compensation for inclusion in the Corporation’s proxy statement as required by applicable rules and regulations; and

(b)	with respect to corporate governance: (i) identify individuals qualified to become Board members, and recommend that the Board select the director nominees for the next annual meeting of shareholders; and (ii) develop and recommend to the Board the corporate governance guidelines and processes applicable to the Corporation, review these guidelines and processes at least annually and recommend changes to the Board.

Compensation Philosophy and Objectives of Compensation Programs

The executive compensation program adopted by Profound and applied to its executive officers is designed to:

(a)	attract and retain qualified and experienced executives who have international business and operations experience and will contribute to the success of Profound;

(b)	ensure that the compensation of the executive officers provides a competitive base compensation package, with additional compensation to reward success and create a strong link between corporate performance and compensation; and

(c)	motivate executive officers to enhance long term shareholder value, with current compensation being weighted toward at-risk long term incentives in the form of Options and other security based incentives so as to foster alignment with the interests of the Shareholders.

The goals of the compensation program are to attract and retain the most qualified people with relevant experience, to motivate and reward such individuals on a short term and long term basis, and to create alignment between corporate performance and compensation. The Human Resources and Corporate Governance Committee and the Board intend that the total cash components of compensation (base salary plus discretionary cash bonus) target the median of a benchmark group in comparable industries with similar market capitalization (the “Compensation Peer Group”).

The Corporation does not believe that its compensation programs encourage excessive or inappropriate risk taking as: (i) the Corporation’s employees receive both fixed and variable compensation, and the fixed (salary) portion provides a steady income regardless of Common Share value which allows employees to focus on the Corporation’s business; and (ii) the Share Option Plan encourages a long term perspective due to the vesting provisions of the Options. The Corporation believes that its compensation program is appropriately structured and balanced to motivate its executives and reward the achievement of annual performance goals, as well as the achievement of long term growth in shareholder value.

Aligning Management and Shareholders

The Corporation’s compensation program seeks to align management interests with Shareholder interests through both short-term and long-term incentives linking compensation to performance. The short-term incentive is an annual cash bonus which is linked to individual performance and the Corporation’s performance. Further, long-term incentives of stock option grants comprise a significant portion of overall compensation for the Corporation’s NEOs (as defined herein). The Human Resources and Corporate Governance Committee believes this is appropriate because it creates a direct correlation between variations in the Corporation’s share price (which is based in part on the Corporation’s financial performance) and the compensation of its NEOs, thereby aligning the interests of the Corporation’s executives and Shareholders.

Compensation Peer Group

In reviewing and approving the Corporation’s 2018 compensation program, the Human Resources and Corporate Governance Committee considered the recommendations of the CEO, which were based upon public disclosure information available for the Compensation Peer Group. The Human Resources and Corporate Governance Committee retained the services of Radford, a business unit of Aon Hewitt in November 2017, as its external independent compensation advisor to review the Corporation’s current executive compensation program. Radford assembled a benchmark peer group report to serve as a comparator for compensation purposes. The selection criteria for the comparator companies was based on revenue, market capitalization, business focus and headcount. The Radford compensation report was incorporated into the 2018 compensation plan for NEOs and directors. Radford was paid executive compensation related fees of $32,302 for the report. The following table sets forth the 2018 Compensation Peer Group.

Compensation Peer Group

BIOLASE	PAVmed Inc.
Check-Cap Ltd.	Pulse Biosciences
Cogentix Medical	Restoration Robotics
Corindus Vascular Robotics	REVA Medical
Entellus Medical	Stereotaxis
Invuity	TransEnterix
Microbot Medical Inc.	ViewRay
Misonix	Viveve Medical
Neovasc Inc.

Base Salary

Base salary is intended to reflect an executive officer’s position within the corporate structure, his or her years of experience and level of responsibility, and salary norms in the sector and the general marketplace. As such, decisions with respect to base salary levels for executive officers are not based on objective identifiable performance measures but for the most part are determined by reference to competitive market information for similar roles and levels of responsibility, as well as more subjective performance factors such as leadership, commitment, accountability, industry experience and contribution. The Corporation’s view is that a competitive base salary is a necessary element for retaining qualified executive officers, as it creates a meaningful incentive for individuals to remain at Profound and not be unreasonably susceptible to recruiting efforts by the Corporation’s competitors.

In determining the base salary compensation of the Named Executive Officers (as defined herein), the Board considered: (i) recruiting and retaining executives critical to the success of Profound and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and Shareholders; and (iv) rewarding performance, both on an individual basis and with respect to operations in general.

Long-term Incentives

Long-term incentives, in the form of Options, are intended to align the interests of Profound’s directors and its executive officers with those of the Shareholders, to provide a long term incentive that rewards these individuals for their contribution to the creation of shareholder value and to reduce the cash compensation Profound would otherwise have to pay. The Share Option Plan is administered by the Board. In establishing the number of Options to be granted to any particular executive officer, reference was made to the number of Options granted to officers of other companies involved in similar businesses. The Board also considers previous grants of Options and the overall number of Options that are outstanding relative to the number of outstanding Common Shares in determining whether to make any new grants of Options and the size and terms of any such grants, as well as the level of effort, time, responsibility, ability, experience and level of commitment of the executive officer in determining the level of incentive stock option compensation.

Bonus Awards

The Board will consider whether it is appropriate and in the best interests of the Corporation to award a discretionary cash bonus to executive officers for the most recently completed financial year and if so, in what amount. A cash bonus may be awarded to reward extraordinary performance that has led to increased value for Shareholders through property acquisitions or divestitures, the formation of new strategic or joint venture relationships and/or capital raising efforts.

Quantitative performance objectives include the achievement of the Corporation’s revenue target, departmental and individual goals, which may be quantitative or qualitative in nature. These have been established for each individual executive officer by the Board with alignment of such corporate/individual goals with the CEO and include objectives such as research and product development, company productivity, revenue growth and long-term strategic guidance of the Corporation. These corporate, departmental and individual goals form the basis for the review of the executive officers and the determination of cash bonuses at the end of each year with the Board. These awards are reviewed yearly to ensure that corporate performance metrics and individual goals are consistent from year to year.

Bonus award payments are based on the following assessment of:

(a)	whether or not the executive officers have successfully met or exceeded the established corporate, departmental and individual performance metrics and goals;

(b)	the executive officers’ decisions and actions and whether or not they are aligned with the Corporation’s long-term growth strategy and have created value for Shareholders;

(c)	whether any near-term goals and objectives were not met because the executive officers made decisions in the best long-term interests of the Corporation or due to factors outside of the executive officers’ control; and/or

(d)	additional initiatives undertaken by the executive officers, which were not contemplated in the initial objectives.

The following targets, as a percentage of base salary, were approved for each NEO for the fiscal year ending December 31, 2018:

Position	Target

CEO	65%
Other NEOs	20-45%

Benefits Plans

The Named Executive Officers are entitled to life insurance, health and dental benefits.

Performance Graph

The following graph illustrates the cumulative return to Shareholders of a $100 investment in Common Shares from June 8, 2015 to December 31, 2018, as compared to the cumulative total return on the Standard & Poor’s/TSX Index and Standard & Poor’s/TSX Venture Index for the same period, assuming the reinvestment of cash distributions and/or dividends.

	June 8,	December 31,	December 31,	December 31,	December 31,
	2015	2015	2016	2017	2018
Profound Medical	$100.00	$53.33	$74.67	$56.00	$36.67
S&P/TSX Composite Index	$100.00	$88.25	$103.69	$109.94	$97.14
S&P/TSX Venture Composite Index	$100.00	$76.68	$111.08	$124.05	$81.20

The trend shown in the above graph does not necessarily correspond to the Corporation’s trend of compensation for the NEOs (as defined herein) for the period disclosed above. The Corporation considers a number of factors in connection with its determination of appropriate levels of compensation including, but not limited to, the demand for and supply of skilled professionals with experience in the medical device industry, individual performance, the Corporation’s performance (which is not necessarily tied exclusively to the trading price of the Common Shares on the TSX and other factors discussed under “Compensation Discussion and Analysis” above).

Named Executive Officers

The following individuals are considered the “Named Executive Officers” or “NEOs” for the purposes of the disclosure:

(a)	each individual who, during any part of the most recently completed financial year, served as the Corporation’s Chief Executive Officer or CEO, including an individual performing functions similar to a CEO;

(b)	each individual who, during any part of the most recently completed financial year, served as the Corporation’s Chief Financial Officer or CFO, including an individual performing functions similar to a CFO;

(c)	each of the three most highly compensated executive officers of the Corporation, including its subsidiaries, or the three highly compensated officers acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was more than $150,000 for the fiscal year ended December 31, 2018; and

(d)	each individual who would be a Named Executive Officer under paragraph (c) but for the fact the individual was not an executive officer of the Corporation and was not acting in a similar capacity as of December 31, 2018.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the three most recently completed financial years paid to the Named Executive Officers as of the most recently completed financial year. Dr. Menawat is the only officer of the Corporation that also serves as a director of the Corporation.

				Non-Equity Incentive
				Plan Compensation
				($)
			Option-		Long
			Based	Annual	Term	Pension	All Other	Total
Name and		Salary	Awards	Incentive	Incentive	Value	Compensation(4)	Compensation
Principal Position	Year	($)	($)	Plan	Plan	($)	($)	($)
Arun Menawat(1)	2018	647,665	Nil	208,000	Nil	Nil	Nil	855,665
Chief Executive Officer and Director	2017	331,500	Nil	Nil	Nil	Nil	Nil	331,500
	2016	125,370	2,197,221(5)	24,363	Nil	Nil	Nil	2,346,954
Aaron Davidson(2)	2018	209,446	913,015(6)	Nil	Nil	Nil	Nil	1,122,461
Chief Financial Officer and Senior Vice-President of Corporate Development	2017 2016	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Ian Heynen(3)	2018	200,976	730,412(6)	Nil	Nil	Nil	Nil	931,388
Senior Vice-President of Sales and Marketing	2017	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2016	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Rashed Dewan	2018	190,102	-	26,010	Nil	Nil	Nil	216,112
Vice-President of Finance	2017	184,301	23,598(7)	-	Nil	Nil	Nil	207,899
	2016	178,500	124,513(8)	12,888	Nil	Nil	Nil	315,901
Goldy Singh	2018	209,131	Nil	15,604	Nil	Nil	Nil	224,735
Voice-president of Quality and Regulatory Affairs	2017	205,020	Nil	-	Nil	Nil	Nil	205,020
	2016	204,000	Nil	14,800	Nil	Nil	Nil	218,800

Notes:

(1)	Dr. Menawat was appointed Chief Executive Officer on August 15, 2016, as such he no longer receives any Director or Committee fees.
(2)	Mr. Davidson was hired as Chief Financial Officer and Senior Vice-President of Corporate Development on May 1, 2018.
(3)	Mr. Heynen was hired as Senior Vice-President Sales & Marketing on April 23, 2018 and resigned on January 7, 2019.
(4)	Nil indicates that perquisites and other personal benefits did not exceed $50,000 or 10% of the total salary of the NEO for the financial year.
(5)	Option based awards granted utilize the Black-Scholes model to determine the fair value. The input factors to determine the fair value were volatility 99%, exercise price $1.23, interest rate 1.35% and expected life of 6 years.
(6)	Option based awards granted utilize the Black-Scholes model to determine the fair value. The input factors to determine the fair value were volatility 82%, exercise price $1.06, interest rate 2.30% and expected life of 6 years.
(7)	Option based awards granted utilize the Black-Scholes model to determine the fair value. The input factors to determine the fair value were volatility 135%, exercise price $0.85, interest rate 1.90% and expected life of 6 years.
(8)	Option based awards granted utilize the Black-Scholes model to determine the fair value. The input factors to determine the fair value were volatility 99%, exercise price $1.20, interest rate 0.94% and expected life of 6 years.

Option-Based Awards

The following table sets forth information with respect to the unexercised Options granted under the Share Option Plan to the NEOs that were outstanding as of December 31, 2018.

		Option-Based Awards
				Value of
	Number of Common	Option Exercise		Unexercised In-the-
Name and	Shares Underlying	Price	Option Expiration	Money Options
Principal Position	Unexercised Options	($)	Date	($)(6)
Arun Menawat(1)	33,000	1.50	Nov 12, 2024	Nil
Chief Executive Officer and Director	934,055	1.46	Aug 22,2026	Nil
	16,500	1.35	Sep 15, 2026	Nil
	364,141	1.10	Nov 24, 2026	Nil
	1,417,583	1.10	Dec 21, 2026	Nil
Aaron Davidson(2)
Chief Financial Officer and Senior Vice-President of Corporate Development	500,000 500,000	1.19 0.93	May 22, 2028 Aug 23, 2028	Nil Nil
Ian Heynen(3)
Senior Vice-President of Sales and Marketing	400,000	1.19	May 22, 2028	Nil
	400,000	0.93	Aug 23, 2028	Nil
Rashed Dewan(4)	30,000	1.50	Sept 8, 2025	Nil
Vice-President of Finance	50,000	1.35	July 19, 2026	Nil
	75,000	1.10	Nov 24, 2026	Nil
	45,000	0.85	Nov 16, 2027	Nil
Goldy Singh(5)	50,000	0.24	Dec 1, 2021	15,500
Vice-President of Quality and Regulatory Affairs	25,000 300,000	0.24 1.50	Sept 12, 2022 Sept 8, 2025	7,750 Nil

Notes:

(1)	Dr. Menawat holds 2,765,279 Options, with 1,549,389 of these Options exercisable and the remaining balance vesting over a three year period.
(2)	Mr. Davison holds 1,000,000 Options, all Options remain unvested and will vest over a three year period.
(3)	Mr. Heynen holds 800,000 Options, all Options remain unvested and will vest over a three year period.
(4)	Mr. Dewan holds 200,000 Options, with 110,003 of these Options exercisable and the remaining balance vesting over a three year period.
(5)	Ms. Singh holds 375,000 Options, with 325,000 of these Options exercisable and the remaining balance vesting over a three year period.
(6)	The value shown is the product of the number of Common Shares underlying the Option multiplied by the difference between the Common Share TSX closing price on December 31, 2018 of $0.55 and the exercise price.

Incentive Plan Awards ― Value Vested or Earned During the Year Ended December 31, 2018

The following table sets forth information with respect to the value of Options vested during the year ended December 31, 2018 as well as the cash bonuses granted to the NEOs during the year ended December 31, 2018.

	Option-Based Awards Value Vested	Non-Equity Incentive Plan Compensation
Name and	During Year	Value earned during the year
Principal Position	($)(1)	($)
Arun Menawat
Chief Executive Officer and Director	Nil	Nil

	Option-Based Awards Value Vested	Non-Equity Incentive Plan Compensation
Name and	During Year	Value earned during the year
Principal Position	($)(1)	($)
Aaron Davidson
Chief Financial Officer and Senior Vice-President of Corporate Development	Nil	Nil
Ian Heynen
Senior Vice-President of Sales and Marketing	Nil	Nil
Rashed Dewan
Vice-President of Finance	Nil	Nil
Goldy Singh
Vice-President of Quality and Regulatory Affairs	Nil	Nil

Note:

(1)	The value shown is the product of the number of Common Shares underlying the Options that vested during the year multiplied by the difference between the Common Share TSX closing price on the day the Options vested and the exercise price of the Options that vested.

Termination and Change of Control Benefits

Each of Dr. Menawat, Mr. Davidson, Mr. Dewan and Ms. Singh are a party to an executive employment agreement (the “Executive Employment Agreements”) with the Corporation. The Executive Employment Agreements have an indefinite term and contain standard confidentiality and non-solicitation provisions. Profound has agreed pursuant to the Executive Employment Agreements that each of Dr. Menawat, Mr. Davidson, Mr. Dewan and Ms. Singh will receive base salaries determined by the Board and may receive discretionary bonuses, grants of Options, reimbursement of expenses, benefits and certain perquisites as set forth in the Executive Employment Agreements, with the amounts paid in 2018 with respect to such matters set forth in the Summary Compensation Table.

The following table sets forth information with respect to the estimated aggregate dollar amount to which each current NEO would have been entitled if the event resulting in termination of employment occurred on December 31, 2018.

			Value of	Value of
			Bonus and	Option
Name	Triggering Event	Cash Payment	other Benefits	Awards	Total Payout
	Termination with cause/resignation	Nil(1)	Nil	Nil(4)	Nil
Arun Menawat	Termination without cause	$682,100(2)	$446,472(2)	Nil(4)	$1,128,572(2)
	Change of control	$1,364,200(2)	$443,365(2)	Nil	$1,807,565(2)
	Termination with cause/resignation	Nil(1)	Nil	Nil(4)	Nil
Aaron Davidson	Termination without cause	$158,500	$95,100(3)	Nil(4)	$253,600
	Change of control	$317,000	$142,650	Nil	$459,650
	Termination with cause/resignation	Nil(1)	Nil	Nil(4)	Nil
Rashed Dewan	Termination without cause	$95,051(6)	$12,966(3)	Nil(4)	$108,017
	Change of control	Nil	Nil	Nil	Nil
	Termination with cause/resignation	Nil(1)	Nil	$23,250(4)	$23,250
Goldy Singh	Termination without cause	$114,273(7)	$10,135(3)	$23,250 (4)	$147,658
	Change of control	Nil	Nil	$23,250 (5)	$23,250

Notes:

(1)	In the event of a termination for just cause or resignation, the Corporation shall have no further obligation to Dr. Menawat, Mr. Davidson, Mr. Dewan or Ms. Singh, as applicable, other than the payment of unpaid base salary, any bonus declared but not yet paid, plus all outstanding vacation pay and expense reimbursement.
(2)	Amounts paid in United States dollars and converted to Canadian dollars for reporting purposes. On December 31, 2018, the exchange rate for United States dollars expressed in Canadian dollars (as reported by the Bank of Canada) was US$1.00 = C$1.3642.
(3)	The value shown is a multiple of the annual cost of benefits and the average cash bonus paid in respect of the years ended December 31, 2018, 2017 and 2016.
(4)	The value shown is the product of the number of Common Shares underlying the vested Options multiplied by the difference between the Common Share TSX closing price on December 31, 2018 of $0.55 and the exercise price.
(5)	The value shown is the product of the number of Common Shares underlying the Options multiplied by the difference between the Common Share TSX closing price on December 31, 2018 of $0.55 and the exercise price.
(6)	If Mr. Dewan’s employment is terminated without cause, he is entitled to the greater of: (i) six months’ notice; or (ii) the minimum notice (or pay in lieu) and minimum severance, if any, to which he would be entitled under employments standards legislation.
(7)	If Ms. Singh’s employment is terminated without cause, she is entitled to six months’ notice and minimum severance, if any, to which he would be entitled under employments standards legislation.

Director Compensation

The directors of the Corporation, other than the current CEO, Mr. Damian Lamb and Mr. Jean-François Pariseau, were paid in respect of the financial year-ended December 31, 2018, an annual fee of $20,000 for their services. The Chair of the Audit Committee is entitled to $10,000 and the Chair of the Human Resources and Corporate Governance Committee is entitled to $5,000. Directors of the Corporation are also eligible to receive Options as an initial grant when joining the Board and on an annual basis. During the financial year 2018, each of Ms. Samira Sakhia, Mr. Kenneth Galbraith and Mr. William Curran were granted 16,500 Options. Mr. Brian Ellacott, Dr. Arthur Rosenthal and Dr. Linda Maxwell were granted 33,000 Options for joining the Board. Except as set out below, directors are not eligible to receive other compensation.

Summary Compensation Table

The following table sets forth information concerning compensation paid to the non-executive directors for the year ended December 31, 2018.

			All Other
	Fees Earned	Option-based awards	Compensation	Total
Name	($)	($)	($)	($)
Damian Lamb	Nil	Nil	Nil	Nil
Jean-François Pariseau	Nil	Nil	Nil	Nil
William Curran	32,500	11,960(1)	Nil	44,460
Kenneth Galbraith	35,625	11,960(1)	Nil	47,585
Samira Sakhia	29,875	11,960(1)	Nil	41,835
Brian Ellacott	12,250	23,920(1)	Nil	36,170
Arthur Rosenthal	11,250	23,920(1)	Nil	35,170
Linda Maxwell	5,000	13,793(2)	Nil	18,793

Notes:

(1)	Option based awards granted utilize the Black-Scholes model to determine the fair value. The input factors to determine the fair value were volatility 83%, exercise price $1.02, interest rate 2.19% and expected life of 6 years.
(2)	Option based awards granted utilize the Black-Scholes model to determine the fair value. The input factors to determine the fair value were volatility 80%, exercise price $0.60, interest rate 2.47% and expected life of 6 years.

Option-Based Awards

The following table sets forth information with respect to the unexercised Options granted under the Option Plan to the non-executive directors that were outstanding as of December 31, 2018.

		Option-Based Awards
				Value of
	Number of Common	Option Exercise		Unexercised In-the-
	Shares Underlying	Price	Option Expiration	Money Options
Name	Unexercised Options	($)	Date	($)(7)
Samira Sakhia(1)	16,500	0.97	Apr 25, 2027	Nil
	16,500	1.02	June 15, 2028	Nil
Kenneth Galbraith(2)	33,000	0.97	Apr 25, 2027	Nil
	16,500	1.02	June 15, 2028	Nil
William Curran(3)	33,000	0.24	Mar 16, 2022	10,230
	16,500	1.35	Sep 15, 2026	Nil
	16,500	0.97	Apr 24, 2027	Nil
	16,500	1.02	June 15, 2028	Nil
Brian Ellacott(4)	33,000	1.02	June 15, 2028	Nil
Arthur Rosenthal(5)	33,000	1.02	June 15, 2028	Nil
Linda Maxwell(6)	33,000	0.60	Nov 19, 2028	Nil
Damian Lamb	Nil	Nil	Nil	Nil
	Nil	Nil	Nil	Nil
Jean-François ariseau

Notes:

(1)	Ms. Sakhia holds 33,000 Options, with 16,500 of these Options exercisable and the remaining balance vesting over a three year period.
(2)	Mr. Galbraith holds 49,500 Options, with 11,000 of these Options exercisable and the remaining balance vesting over a three year period.
(3)	Mr. Curran holds 82,500 Options, with 66,000 of these Options exercisable and the remaining balance vesting over a three year period.
(4)	Mr. Ellacott holds 33,000 Options, all Options remain unvested and will vest over a three year period.
(5)	Dr. Rosenthal holds 33,000 Options, all Options remain unvested and will vest over a three year period.
(6)	Dr. Maxwell holds 33,000 Options, all Options remain unvested and will vest over a three year period.
(7)	The value shown is the product of the number of Common Shares underlying the Option multiplied by the difference between the Common Share TSX closing price on December 31, 2018 of $0.55 and the exercise price.

Incentive Plan Awards ― Value Vested or Earned During the Year Ended December 31, 2018

The following table sets forth information with respect to the value of Options vested during the year ended December 31, 2018 as well as the cash bonuses granted to non-executive directors during the year ended December 31, 2018.

	Option-Based Awards Value Vested	Non-Equity Incentive Plan Compensation
	During Year	Value earned during the year
Name	($)(1)	($)
Damian Lamb	Nil	Nil
Jean-François Pariseau	Nil	Nil
William Curran	Nil	Nil
Kenneth Galbraith	Nil	Nil
Samira Sakhia	Nil	Nil
Brian Ellacott	Nil	Nil
Arthur Rosenthal	Nil	Nil
Linda Maxwell	Nil	Nil

Note:

(1)	The value shown is the product of the number of Common Shares underlying the Options that vested during the year multiplied by the difference between the Common Share TSX closing price on the day the Options vested and the exercise price of the Options that vested.

Share Option Plan

The Share Option Plan is administered by the Board which may, from time to time, delegate to a committee of the Board, all or any of the powers conferred to the Board under the Share Option Plan. The Share Option Plan was originally adopted by the Board on June 4, 2015, and then amended and restated on December 8, 2016 and again on July 13, 2018.

The amendments made on July 13, 2018 were as follows: (i) inclusion of the Insider Participation Limits (as defined herein); (ii) removal of TSXV required participation limits since the Corporation was no longer listed on the TSXV; (iii) clarification to the share reserve since the Corporation was listed on the TSX and pursuant to the Share Option Plan, the reserve changed from a fixed number to a fixed percentage as described below; (iv) inclusion of an additional amendment to the list of amendments that require Shareholder approval (being removing or exceeding the Insider Participation Limits); and (v) other amendments of a housekeeping nature.

The Share Option Plan provides that the Board may from time to time, in its discretion, grant to directors, officers, employees, consultants and any other person or entity engaged to provide ongoing services to the Corporation non-transferable Options to purchase Common Shares, provided that the maximum number of Common Shares reserved for issuance under the Share Option Plan is equal to 13% of the issued and outstanding shares in the capital of the Corporation at the time of any Option grant. If any Option is exercised, cancelled, expired, surrendered or otherwise terminated for any reason, the number of Common Shares in respect of which the Option is exercised, cancelled, expired, surrendered or otherwise terminated, as the case may be, will again be available for purchase pursuant to Options granted under the plan. As at December 31, 2018, 6,244,779 Options have been granted under the Share Option Plan, which represents 5.8% of the issued and outstanding shares in the capital of the Corporation as at December 31, 2018. As at December 31, 2018, 7,802,363 Options are available for grant under the Share Option Plan, which represents 7.2% of the issued and outstanding shares in the capital of the Corporation as at December 31, 2018.

The aggregate number of Common Shares that may be (i) issued to insiders of the Corporation within any one-year period, or (ii) issuable to insiders of the Corporation at any time, in each case, under the Share Option Plan alone or when combined with all other security-based compensation arrangements of the Corporation, cannot exceed 10% of the outstanding Common Shares (the “Insider Participation Limits”).

The Board shall determine the exercise price of the Options, provided that, it cannot be less than the Market Price of the Common Shares on the date of grant. For the purposes of the Share Option Plan, “Market Price” means the volume-weighted average price of the Common Shares on the stock exchange where the majority of trading volume and value of the Common Shares occurs, for the five trading days immediately preceding the relevant date on which the Market Price is to be determined.

The expiry date for an Option shall not be later than the 10th anniversary of the date an Option is granted, subject to the expiry date falling with a corporate blackout period or within 5 business days following the expiry of such a blackout period, in which case the expiry date will be extended to the 10th business day following the expiry of the blackout period.

Unless otherwise specified by the Board, each Option generally vests and becomes exercisable as to 1/4 on the first anniversary of the date of grant and as to 1/36 on the first day of each calendar month thereafter. The Board has the discretion to permit accelerated vesting of Options.

The Corporation does not provide any financial assistance to optionees to facilitate the purchase of Common Shares issued pursuant to the exercise of Options under the Share Option Plan. Options granted under the Share Option Plan are not transferable or assignable (except to an optionee’s estate) and no Options may be exercised by anyone other than the optionee or his or her legal representative during the lifetime of the optionee.

The Share Option Plan contains the following provisions regarding the exercise and cancellation of Options following a change in the employment status of an optionee. In the event of:

(a)	an optionee’s retirement, the optionee will continue to participate in the plan and each Option that has vested or that vests within 12 months following the retirement date continues to be exercisable until the earlier of the Option’s expiry date and the date that is 12 months from the retirement date, and any Options that have not been exercised by such time will immediately expire and be cancelled;

(b)	an optionee’s death or disability, each vested Option is exercisable until the earlier of the Option’s expiry date and 6 months following the date of death or disability, as applicable, and any Options that have not been exercised by such time will immediately expire and be cancelled;

(c)	a termination without cause for an employee optionee, or the termination by the Corporation or an affiliate of a consulting agreement or arrangement (other than for breach) or the death or disability of a consultant, each vested Option is exercisable until the earlier of the Option’s expiry date and 90 days following the date of termination, death or disability, as applicable, and any Options that have not been exercised by such time will immediately expire and be cancelled;

(d)	a termination for cause or resignation of an employee optionee, or the termination by the Corporation or an affiliate of a consulting agreement or arrangement (for breach) or the voluntary termination by the consultant, all Options (whether vested or unvested) terminate on the date of termination or resignation, as applicable; and

(e)	a director (who is not an employee or consultant) ceases to hold office, each vested Option is exercisable until the earlier of the Option’s expiry date and 60 days following the cessation date, and any Options that have not been exercised by such time will immediately expire and be cancelled.

The Board may from time to time, without notice and without Shareholder approval, amend, modify, change, suspend or terminate the Share Option Plan or any Options granted thereunder as it, in its discretion determines appropriate, provided, however, that no such amendment, modification, change, suspension or termination of the Share Option Plan or any Option granted thereunder may materially impair any rights of an optionee or materially increase any obligations of an optionee under the plan without the consent of the optionee, unless the Board determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements. Amendments that can be made by the Board without Shareholder approval include, but are not limited to, housekeeping amendments, amendments to comply with applicable law or stock exchange rules, amendments necessary for Options to qualify for favorable treatment under applicable tax laws, amendments to the vesting provisions of the Share Option Plan or any Option, amendments to include or modify a cashless exercise feature, amendments to the termination or early termination provisions of the Share Option Plan or any Option, and amendments necessary to suspend or terminate the Share Option Plan. Shareholder approval is required for the following amendments to be made to the Share Option Plan:

(a)	increase to the number of Common Shares reserved for issuance under the Share Option Plan, except pursuant to the provisions in the plan that permit the Board to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(b)	reduce the exercise price of an Option, except pursuant to the provisions in the plan that permit the Board to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(c)	extend the term of an Option beyond the original expiry date, except where an expiry date would have fallen within a blackout period or within 5 business days following the expiry of such a blackout period;

(d)	permit an Option to be exercisable beyond 10 years from its date of grant, except where an expiry date would have fallen within a blackout period;

(e)	permit Options to be transferred other than for normal estate settlement purposes;

(f)	remove or exceeds the Insider Participation Limits;

(g)	permit awards, other than the Options, to be granted under the Share Option Plan; or

(h)	delete or reduce the range of amendments which require Shareholder approval.

As required by section 613 of the TSX Company Manual, the Corporation’s annual burn rate, which represents the number of Options granted under the Share Option Plan divided by the weighted average number of Common Shares outstanding as at the end of a fiscal year, was 8.5% in 2016, 7.3% in 2017 and 5.8% in 2018.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the securities of the Corporation that are authorized for issuance under the Share Option Plan as at the end of the Corporation’s most recently completed financial year.

	Number of securities to be	Weighted-average exercise	Number of securities
	issued upon exercise of	price of outstanding	remaining available for
	outstanding options,	options, warrants and	future issuance under
Plan Category	warrants and rights	rights	equity compensation plans
Equity compensation plans approved by securityholders	6,244,779	$1.13 per Common Share	7,802,363

Equity compensation plans not approved by securityholders	Nil	Nil	Nil

Total	6,244,779	$1.13 per Common Share	7,802,363

CORPORATE GOVERNANCE

The Board is committed to a high standard of corporate governance practices. The Board believes that this commitment is not only in the best interests of the Shareholders but that it also promotes effective decision making at the Board level. The Board is of the view that its approach to corporate governance is appropriate and continues to work to align with the recommendations currently in effect and contained in National Policy 58-201 - Corporate Governance Guidelines which are addressed below.

Board Mandate

The Board has responsibility for the stewardship of the Corporation. The Board has adopted a written mandate for the Board (the “Mandate”) to confirm and enhance the Board’s ongoing duty and responsibility for stewardship of the Corporation, a copy of which is available on the Corporation’s website at www.profoundmedical.com. The Board is ultimately responsible for supervising the management of the business and affairs of the Corporation and, in doing so, is required to act in the best interests of the Corporation. The Board generally discharges its responsibilities either directly or through the Audit Committee and the Human Resources and Corporate Governance Committee. Specific responsibilities of the Board set out in the Mandate include:

(a)	Appointing Management – including approval of the Chief Executive Officer, the compensation of the executive officers and the oversight of succession planning programs;

(b)	Board Organization – including responding to recommendations received from the Human Resources and Corporate Governance Committee, but the Board retains the responsibility for managing its own affairs;

(c)	Strategic Planning – including the review and approval of the Corporation’s business, financial and strategic plans on at least an annual basis;

(d)	Monitoring of Financial Performance and Other Financial Reporting Matters – including the review of the Corporation’s ongoing financial performance and results of operations and review and approval of the Corporation’s audited and interim consolidated financial statements and management’s discussion and analysis of financial conditions and results of operations;

(e)	Risk Management – including the identification of the Corporation’s principal business risks and the implementation of appropriate systems to effectively monitor and manage such risks;

(f)	Policies and Procedures – including the approval and monitoring of all policies and procedures including those related to corporate governance, ethics and confidentiality;

(g)	Communication and Reporting – including the oversight of the timely and accurate disclosure of financial reports and other material corporate developments; and

(h)	Other Responsibilities – including those related to position descriptions, orientation and continuing education, nomination of directors and Board evaluations and matters in respect of any disposition, material commitment or venture, or significant expenditure in either monetary or business terms.

Composition of the Board

Director Independence

Damian Lamb, Jean-François Pariseau, Brian Ellacott, William Curran, Arthur Rosenthal, Samira Sakhia, Linda Maxwell and Kenneth Galbraith are all “independent” as such term is defined by National Instrument 58-101 – Disclosure of Corporate Governance Practices. Arun Menawat is non-independent as he is the Chief Executive Officer of the Corporation. Each of the independent directors has no direct or indirect material relationship with the Corporation, including any business or other relationship, which could reasonably be expected to interfere with the director’s ability to act with a view to the best interests of the Corporation or which could reasonably be expected to interfere with the exercise of the director’s independent judgment. Mr. Damian Lamb, Mr. William Curran and Ms. Samira Sakhia are not standing for re-election to the Board.

If the Chairman is not independent, the independent directors may select one of their members to be appointed Lead Director of the Board for such term as the independent directors may determine. The Lead Director is responsible for chairing regular meetings of the independent directors and seeking to ensure that the Board is able to carry out its role.

Promptly after the Meeting, the Board will consider whether to appoint Dr. Arun Menawat as Chairman of the Board. Since Dr. Menawat is not independent, the independent directors will also consider whether to appoint another nominee director as the Lead Director.

The table below shows the current Board and committee membership.

		Committees
			Human Resources and
			Corporate Governance
	Year Appointed	Audit	Committee
Independent Board Members
Damian Lamb (Chairman)	2015
Jean-François Pariseau	2015		Member
William Curran	2015	Chair	Member
Kenneth Galbraith	2017	Member	Chair
Samira Sakhia	2017
Arthur Rosenthal	2018		Member
Brian Ellacott	2018	Member
Linda Maxwell	2018
Not Independent – Management
Arun Menawat	2015

Meetings of Independent Directors

The entire complement of independent directors on the Board and each of the committees meet regularly without management present. The Chairman of the Board conducts these sessions at Board meetings and the Chair of each committee conducts them at committee meetings. During the last financial year ended December 31, 2018, there have been 7 such meetings of the independent directors.

Chairman of the Board

Promptly after the Meeting, the Board will consider whether to appoint the Chief Executive Officer, Dr. Arun Menawat, as the Chairman of the Board. Dr. Menawat is being considered as Chairman of the Board to ensure continuity through the Corporation’s ongoing director renewal process.

Dr. Arun Menawat is the Chief Executive Officer of the Corporation and as a result does not meet the Board’s independence standards. The primary functions of the Chairman are to facilitate the operations and deliberations of the Board and the satisfaction of the Board’s responsibilities under its mandate. The Chairman’s key responsibilities include duties relating to providing overall leadership to the Board, chairing board and Shareholder meetings, acting as a liaison between management, the members of the Board and the Chairs of the various committees of the Board, and communicating with Shareholders and regulators. The responsibilities of the Chairman are reviewed by the Human Resources and Corporate Governance Committee and considered by the Board for approval each year.

Director Term Limits and Other Mechanics of Board Renewal

The Board has not established any term limits for directors, as the Board takes the view that term limits are an arbitrary mechanism for removing directors which can result in valuable, experienced directors being forced to leave the Board solely because of length of service. The Board’s priorities continue to be ensuring the appropriate skill sets are present amongst the Board to optimize the benefit to the Corporation. The Board conducts annual evaluations of the individual directors, the committees of the Board and the Chairman of the Board, which are overseen by the Human Resources and Corporate Governance Committee, to ensure these objectives are met. See “Board Assessments”.

Other Reporting Issuer Experience

The following table sets out proposed directors that are presently directors of other issuers that are reporting issuers (or the equivalent) in Canada or a foreign jurisdiction, the name of such reporting issuers and the name of the exchange or market applicable to such reporting issuers:

Name	Name of Reporting Issuer	Name of Exchange or Market (if applicable)
William Curran	3D Systems, Inc.	New York Stock Exchange
Kenneth Galbraith	Macrogenics, Inc., Prometic Life Sciences Inc.	NASDAQ, Toronto Stock Exchange
Jean-François Pariseau	Clementia Pharmaceuticals	NASDAQ
Arthur Rosenthal	LivaNova PLC	NASDAQ
Samira Sakhia	Antibe Therapeutics Inc., Nuvo Pharmaceuticals Inc., Knight Therapeutics Inc. and Crescita Therapeutics Inc.	Toronto Stock Exchange

Board Meetings

The Board holds a minimum of 1 regular quarterly meetings and a corporate strategy session each year, as well as additional meetings as required. An in camera session of the directors is held at each regularly scheduled Board and committee meeting so that the independent members of the Board have an opportunity to meet without the presence of management members of the Board.

Meeting Attendance

	Board Meetings Attended in 2018		Committee Meetings Attended in 2018
Name	No.	%	No.	%
Damian Lamb	7 of 7	100%	-	-
Jean-François Pariseau	7 of 7	100%	4 of 4(3)	100%
Arun Menawat	7 of 7	100%	-	-
William Curran	7 of 7	100%	8 of 8(3) (4)	100%
Kenneth Galbraith	5 of 7	71%	6 of 8(3) (4)	75%
Samira Sakhia	4 of 7	57%	1 of 2(4)	50%
Arthur Rosenthal	5 of 5(1)	100%	2 of 2(3)	100%
Brian Ellacott	5 of 5(1)	100%	2 of 2(4)	100%
Linda Maxwell	1 of 2(2)	50%	-	-

Notes:

(1)	Dr. Rosenthal and Mr. Ellacott joined the Board on June 14, 2018.
(2)	Dr. Maxwell joined the Board on October 9, 2018.
(3)	Human Resources and Compensation Committee.
(4)	Audit Committee.

Orientation and Continuing Education

Pursuant to the Mandate, it is the responsibility of the Board to provide an orientation program for new directors and ongoing educational opportunities for all directors. New directors are expected to participate in an initial information session on the Corporation in the presence of its senior executive officers to learn about, among other things, the business of the Corporation, its financial situation and its strategic planning. All directors will receive a record of public information about the Corporation, as well as other relevant corporate and business information including corporate governance practices of the Corporation, the structure of the Board and its standing committees, its corporate organization, the charters of the Board and its standing committees, the Code (as defined herein) and other relevant corporate policies.

Continuing education opportunities are directed at enabling individual directors to maintain or enhance their skills and abilities as directors, as well as ensuring that their knowledge and understanding of the Corporation’s affairs remains current. Directors are kept informed as to matters which may impact the Corporation’s operations through regular reports and presentations at Board and committee meetings.

Code of Business Conduct and Ethics

The Corporation has adopt a written Code of Business Conduct and Ethics (the “Code”) for directors, officers and employees. The objective of the Code is to provide guidelines for maintaining the integrity, reputation, honesty, objectivity and impartiality of the Corporation and its subsidiaries. The Code addresses compliance with laws, conflicts of interest, corporate opportunity, confidentiality, fair dealing with customers, suppliers, competitors, officers and employees, protection and proper use of company assets and accounting complaints. The Board has the ultimate responsibility for the stewardship of the Code and is responsible for considering any request for waivers from the Code. Any waiver of the Code’s provisions is subject to the disclosure and other provisions of applicable securities laws and the applicable rules of any and all securities exchanges on which the securities of the Corporation are listed and posted for trading. A copy of the Code is available on the Corporation’s website at www.profoundmedical.com.

The Board monitors compliance with the Code and reviews it on at least an annual basis to determine whether updates are appropriate. Where a director or officer has any interest in or a perceived conflict involving a contract or business relationship with the Corporation, that director or officer is excluded from all discussions and deliberations regarding the contract or relationship and such director abstains from voting in respect thereof. Directors and executive officers have disclosed to the Corporation all directorships held by such member and the existence and nature of any interests that could result in a conflict situation with the Corporation.

The Board has also adopted a Whistleblower Policy relating to the reporting of inappropriate activity to encourage and promote a culture of ethical business conduct. The Whistleblower Policy is intended to encourage and facilitate the reporting of questionable accounting, internal accounting controls or auditing matters.

Nomination of Directors

The Human Resources and Corporate Governance Committee has the responsibility for reviewing the composition of the Board by taking into account, among other things, its size and the particular competencies and skills of its members. The Human Resources and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, will then identify potential Board nominees and recommend such nominees for election as directors based on the competencies and skills each new member possesses in the context of the needs of the Corporation. The Board as a whole is then responsible for nominating new directors.

The Board seeks nominees that have the following characteristics: (i) a track record in general business management; (ii) special expertise in an area of strategic interest to the Corporation; (iii) the ability to devote time; and (iv) support for the Corporation’s mission and strategic objectives.

While the Corporation has not adopted a written policy relating to the identification and nomination of women directors, it recognizes that diversity is an economic driver of competitiveness for companies and it strives to promote an environment and culture conducive to the appointment of well qualified persons so that there is appropriate diversity to maximize the achievement of corporate goals. Gender of a potential candidate is one component in the overall list of factors the Human Resources and Corporate Governance Committee considers when selecting candidates for executive officer and senior manager appointments, and membership on the Board and its committees. The Human Resources and Corporate Governance Committee is of the opinion that if gender was the overriding factor governing the selection of Board nominees, it could unduly restrict the Board’s ability to select the most appropriate nominees and candidates. The Corporation has not adopted targets regarding women on the Board as it does not believe that such targets are necessary at this time given the size of the Board and that the director nomination process recognizes the benefits of diversity. There are currently two women on the Board. However, Ms. Samira Sakhia is not standing for re-election to the Board.

Director and Executive Compensation

The Human Resources and Corporate Governance Committee oversees the remuneration policies and practices of the Corporation. The principal responsibilities of the Human Resources and Corporate Governance Committee include:

(i) considering the Corporation’s overall remuneration strategy and, where information is available, verifying the appropriateness of existing remuneration levels using external sources for comparison; (ii) comparing the nature and amount of the Corporation’s directors’ and executive officers’ compensation to performance against goals set for the year while considering relevant comparative information, independent expert advice and the financial position of the Corporation, and (iii) making recommendations to the Board in respect of director and executive officer remuneration matters, with the overall objective of ensuring maximum Shareholder benefit from the retention of high quality board and executive team members.

Board Assessments

The Board is responsible for ensuring that there is a process in place for annually evaluating the effectiveness and contribution of the Chief Executive Officer, the Board, the committees of the Board, the Chairman of the Board and the individual directors based on their applicable terms of reference or position description.

The objective of the assessments is to ensure the continued effectiveness of the Board in the execution of its responsibilities and to contribute to a process of continuing improvement. In addition to any other matters the Board deems relevant, the assessments may consider in the case of the Board or a committee, the applicable terms of reference, the applicable position descriptions, as well as the competencies and skills each individual director is expected to bring to the Board.

The Human Resources and Corporate Governance Committee annually reviews and makes recommendations to the Board on the method and content of such evaluations and oversees the evaluation process.

Board Committees

The Board has two standing committees, being the Audit Committee and the Human Resources and Corporate Governance Committee. Below is a description of the committees and their current membership.

Audit Committee

The Audit Committee oversees the accounting and financial reporting practices and procedures of the Corporation’s financial statements. The principal responsibilities of the Audit Committee include: (i) the integrity of the consolidated financial statements of the Corporation; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the public accountants’ qualifications and independence; and (iv) the performance of the Corporation’s internal audit function and public accountants. The Audit Committee shall oversee the preparation of and review the report required by the rules of any and all securities regulatory bodies to which the Corporation is subject to be included in the Corporation’s annual proxy statement. The Audit Committee Charter is attached hereto as Schedule “A”.

Composition of the Audit Committee

The following are the current members of the Audit Committee:

Name	Independence	Financial Literacy
Kenneth Galbraith	Independent	Financially Literate
William Curran	Independent	Financially Literate
Brian Ellacott	Independent	Financially Literate

Relevant Education and Experience

The relevant education and experience of each member of the Audit Committee, is provided above, under the heading “Election of Directors”. All of the Audit Committee members are independent of management of the Corporation as required by the TSX and each member is financially literate in that each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial period was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described in Schedule “A” attached hereto.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Corporation’s external auditor in the last two fiscal years as follows:

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
December 31, 2018	$365,776	$0	$61,215	$0
December 31, 2017	$313,400	$29,700	$186,000	$0

Notes:

(1)	Audit fees includes annual audit, quarterly reviews and work performed in relation to the bought deals.
(2)	Audit related fees includes work performed on acquisitions.
(3)	Tax fees includes fees related to annual tax returns and scientific research credit return along with tax and transfer pricing advice.
(4)	All other fees includes services other than those reported under (1), (2) and (3), and consulting services, risk management advisory services and IT reviews not performed in connection with the audit.

Human Resources and Corporate Governance Committee

The Human Resources and Corporate Governance Committee is comprised of Jean-François Pariseau, William Curran, Kenneth Galbraith and Arthur Rosenthal. All four members are independent directors.

The key responsibilities of the Human Resources and Corporate Governance Committee include:

(a)	Annually review and approve corporate goals and objectives relevant to compensation of executive officers for whom compensation is required to be individually reported under applicable securities laws, evaluate the named executive officers’ performance in light of those goals and objectives, and set the named executive officers’ respective compensation levels based on this evaluation.

(b)	Annually review the Chief Executive Officer’s evaluation of the performance of the other officers of the Corporation and such other senior management and key employees of the Corporation or any subsidiary of the Corporation as may be identified to the Committee by the Board (collectively, the “Designated Executives”) and review the Chief Executive Officer’s recommendations with respect to the amount of compensation to be paid to the Designated Executives.

(c)	Annually review, assess the competitiveness and appropriateness of and approve the compensation package of each of the Designated Executives.

(d)	Review and approve any employment contracts or arrangements with each of the Designated Executives, including any retiring allowance arrangements or any similar arrangements to take effect in the event of a termination of employment.

(e)	Review and recommend to the Board compensation policies and processes and in particular, the compensation policies and processes for the Designated Executives.

(f)	In determining the long-term incentive component of the Chief Executive Officer’s compensation and each Designated Executive’s compensation, consider the Corporation’s performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to Corporation executives in past years.

(g)	Make recommendations to the Board with respect to incentive compensation and equity-based plans, and review and make recommendations with respect to the performance or operating goals for participants in such plans.

(h)	Have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or senior executive compensation and have sole authority to approve the consultant’s fees and other retention terms.

(i)	Adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

(j)	Review and report to the Board on the appropriateness of the succession planning of the Corporation, including appointing, training and monitoring senior management.

(k)	Review the significant human resources policies, plans and programs of the Corporation to ensure they are supportive of the Corporation’s near and long-term strategies.

(l)	Undertake on behalf of, and in an advisory capacity to, the Board such other initiatives as may be necessary or desirable to assist the Board in discharging its responsibility to ensure that appropriate human resources development, performance evaluation, compensation and management development programs are in place and operating effectively.

Position Descriptions

The Board has developed written position descriptions which identify the responsibilities of the Chairman of the Board and the Chief Executive Officer. The Board has not developed written position descriptions for the Chair of each committee of the Board. The Board believes that the charters of the Audit Committee and the Human Resources and Corporate Governance Committee adequately delineate the roles of the Chairs of such committees. Each of the Audit Committee and the Human Resources and Corporate Governance Committee are responsible for reviewing their respective charters on a regular basis and to recommend to the Board any changes as considered appropriate from time to time.

AUDITOR

The auditors of the Corporation is PricewaterhouseCoopers LLP, Chartered Professional Accountants, Licensed Public Accountants, PwC Centre, 354 Davis Road, Suite 600, Oakville, ON L6J 0C5. PricewaterhouseCoopers LLP has served as the Corporation’s auditor since June 22, 2015.

MANAGEMENT CONTRACTS

The Corporation does not currently have any management contracts in place.

ADDITIONAL INFORMATION

Financial information pertaining to the Corporation is provided in the Financial Statements and related management’s discussion and analysis. Copies of the Financial Statements and related management’s discussion and analysis can be obtained by contacting Stephen Kilmer, Investor Relations, at 2400 Skymark Avenue, Unit 6, Mississauga, Ontario, L4W 5K5. Additional information relating to the Corporation is available on the SEDAR website at www.sedar.com.

DIRECTOR APPROVAL

The contents of this Circular and the sending thereof to the Shareholders, directors and auditor of the Corporation have been approved by the Board.

(Signed) “Arun Menawat”

Arun Menawat

Director and Chief Executive Officer

May 6, 2019

SCHEDULE “A”

PROFOUND MEDICAL CORP.

(the “Company”)

AUDIT COMMITTEE CHARTER

A.       Purpose

The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Company’s public accountants. The Audit Committee shall monitor: (1) the integrity of the consolidated financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the public accountants’ qualifications and independence; and (4) the performance of the Company’s internal audit function and public accountants. The Audit Committee shall oversee the preparation of and review the report required by the rules of any and all securities regulatory bodies to which the Company is subject to be included in the Company’s annual proxy statement.

B.       Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall be unrelated and independent, and the composition of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of any and all securities exchange(s) on which the securities of the Company are listed and posted for trading and all other applicable securities and other laws. The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Human Resources and Corporate Governance Committee, and further considering the views of the Chair of the Board and the Chief Executive Officer, as appropriate. The members of the Audit Committee shall serve until their successors are appointed.

The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the rules of the stock exchanges to which the Company is subject, the Audit Committee shall fix its own rules of procedure.

C.       Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the public accountants (subject, if applicable, to shareholder ratification), and shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Audit Committee. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and set and pay the compensation for special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or public accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall have the ability to communicate directly with the public accountants and the Company’s internal auditor, if any.

The Audit Committee, or another board committee comprised solely of independent directors if so designated by the Audit Committee, shall review all related party transactions on an ongoing basis, including to the extent required by any and all securities exchange(s) on which the securities of the Company are listed and posted for trading.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

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In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Audit Committee in carrying out its oversight responsibility:

•	Review and discuss with management and the public accountants the Company’s annual audited consolidated financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations and recommend to the Board whether the audited consolidated financial statements should be included in the Company’s annual report.

•	Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, prior to the filing of its quarterly report.

•	Review and discuss with management and the public accountants the financial information and consolidated financial statements contained in any prospectus, registration statement, annual information form, circular or other material disclosure document of the Company, in each case prior to the filing of such documents.

•	Review and discuss with management and the public accountants, as applicable: (a) major issues regarding accounting principles and consolidated financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the consolidated financial statements, including analyses of the effects of alternative IFRS methods on the consolidated financial statements; (c) any management letter provided by the public accountants and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the consolidated financial statements of the Company; and (f) prior to their release, earnings press releases, as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Obtain and review a report from the public accountants at least annually regarding: (a) the public accountants’ internal quality control procedures; (b) any material issues raised by the most recent quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the public accountants and the Company.

•	Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the public accountants and taking into account the opinions of management.

•	Ensure the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years if required by applicable securities laws.

•	Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the public accountants but were passed (as immaterial or otherwise).

•	Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

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•	Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with any certification obligations required by applicable laws and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•	Review with management and approve the Company’s investment policies for its securities portfolio and review the portfolio management performance.

•	Review the performances of the Chief Financial Officer and other senior executives involved in the financial reporting process, review financial and accounting personnel succession planning within the Company and, where possible, consult on the appointment of, or departure of, individuals occupying these positions.

D.       Limitations of Audit Committee’s Roles

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare consolidated financial statements, plan or conduct audits or to determine that the Company’s consolidated financial statements and disclosures are complete and accurate and are in accordance with IFRS principles and applicable rules and regulations. These are the responsibilities of management and the public accountants.

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